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Exhibit (b)-(3)

EXECUTION VERSION

April 25, 2017

PERSONAL AND CONFIDENTIAL

Bach Preference Limited ("Prefco" or "you")
c/o Baring Private Equity Asia GP VI, L.P.
50 Collyer Quay
#11-03/04 OUE Bayfront
Singapore 049321

Attention: Nicholas Macksey

Preferred Equity Commitment Letter
Project Bach

Ladies and Gentlemen:

You have advised the entities listed on Schedule 1 attached hereto (each, a "Purchaser," and together, the "Purchasers", "we" or "us") that Baring Private Equity Asia GP VI, L.P. and certain of its affiliates (collectively, "Sponsor") and together with Canada Pension Plan Investment Board (or its affiliates) (collectively, the "Investors") intend to acquire (the "Acquisition") all of the equity interests of Nord Anglia Education, Inc. ("Acquired Business") by means of a merger of Bach Acquisitions Limited, an indirect wholly owned subsidiary of the Investors ("Merger Sub"), with and into the Acquired Business pursuant to an agreement and plan of merger (together with the exhibits, schedules and annexes thereto, the "Acquisition Agreement") by and among Bach Finance Limited, a company organized under the laws of the Cayman Islands, and the immediate parent of Merger Sub ("Parent"), Merger Sub and the Acquired Business. Upon consummation of the Acquisition, (a) the Acquired Business will become a direct wholly-owned subsidiary of Parent and (b) all of the direct and indirect subsidiaries of the Acquired Business will become indirect subsidiaries of Parent.

You have further advised us that, in connection with the foregoing, it is intended that the financing for (i) the Transactions (as defined in Exhibit A hereto) and (ii) working capital, capital expenditures and other general corporate purposes of Prefco and its subsidiaries will include:

(a)
the Facilities (as such term is defined in (i) the commitment letter relating to the indebtedness described in clause (c)(1) and (2)) in Exhibit A attached hereto, dated as of the date hereof, among Parent and certain other parties from time to time party thereto (such commitment letter, as in effect on the date hereof, the "First Lien Euro Commitment Letter") and (ii) the commitment letter relating to the indebtedness described in clause (c)(3) and (4)) in Exhibit A attached hereto, dated as of the date hereof, among Parent and certain other parties from time to time party thereto (such commitment letter, as in effect on the date hereof, the "USD Commitment Letter", the First Lien Euro Commitment Letter and the USD Commitment Letter, together the "Debt Commitment Letters")) in the aggregate principal amounts set forth in Exhibit A attached hereto (as such amount may be adjusted pursuant to the terms of the Debt Commitment Letters);

(b)
the issuance of the Preferred Equity (as defined in Exhibit B hereto) as set forth in this Preferred Equity Commitment Letter; and

(c)
direct or indirect capital contributions to the common equity of Prefco as set out in the Minimum Equity Requirement.

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Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description attached hereto as Exhibit A (the "Transaction Description"), the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the "Term Sheet") and the Summary of Conditions attached hereto as Exhibit C (the "Summary of Conditions"). This letter, together with the Transaction Description, the Term Sheet and the Summary of Conditions, collectively, constitute this "Preferred Equity Commitment Letter." References to "$" or "USD" in this Preferred Equity Commitment Letter are to United States of America dollars.

1.     COMMITMENTS

In connection with the foregoing, the Purchasers are pleased to advise you of their respective several, but not joint, commitments to purchase from you, contemporaneous with the consummation of the Acquisition, in accordance with the terms and subject to the conditions set forth in this Preferred Equity Commitment Letter, the Preferred Equity in exchange for an aggregate liquidation preference amount of $560.0 million (the "Commitments," as allocated among the Purchasers in accordance with the "Commitment Amount" set forth on Schedule 1 attached hereto) for the purchase price (as set forth on Schedule 1 attached hereto) in cash in immediately available funds, in each case subject only to the satisfaction (or waiver by all of the Purchasers in writing) of the Purchase Conditions (as defined below); it being understood and agreed that no Purchaser nor any of its Related Persons (as defined in Exhibit B hereto) shall, under any circumstances, be obligated under this Preferred Equity Commitment Letter to (or be obligated to cause any other person or entity to) contribute to, purchase equity from or otherwise provide funds to you (or any other person or entity in respect of the transactions contemplated by the Acquisition Agreement) in an amount in excess of its "Commitment Amount" set forth on Schedule 1 attached hereto. No compensation (other than as expressly contemplated hereby) will be paid by you to any Purchaser in order to obtain its commitment to purchase the Preferred Equity unless you and the Purchasers so agree.

2.     INFORMATION

You agree, until the Issue Date, to provide to the Purchasers all information with respect to you, the Sponsor, the Acquired Business and their respective subsidiaries (in the case of the Acquired Business and its subsidiaries, to the extent not in contravention of the Acquisition Agreement) as was or is provided by you to the lead arrangers pursuant to the Debt Commitment Letters, upon the reasonable request of the Purchasers.

You hereby represent and warrant that (with respect to Information (as defined below) and Projections (as defined below) relating to the Acquired Business, its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data (such information and data, "Information") (other than financial projections, budgets, estimates and forward looking statements (such information, collectively, "Projections", it being acknowledged and agreed by each Purchaser that the Projections were delivered prior to the date hereof) and information of a general economic or general industry nature), that has been or will be made available to any Purchaser directly or indirectly by or behalf of you or, any of your subsidiaries or affiliates, in each case, in connection with the Transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and, does not and will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to any Purchaser by you or by any of your subsidiaries or representatives, in each case, on your behalf or the Acquired Business in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to any Purchaser;

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it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and are not a guarantee of financial performance, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Issue Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement (or with respect to the Information and such Projections relating to the Acquired Business and its subsidiaries, will use commercially reasonable efforts to cause to be supplemented) the Information and the Projections such that such representations and warranties will be correct in all material respects under those circumstances (or, in the case of Information relating to the Acquired Business and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties will be correct in all material respects under those circumstances). Each Purchaser will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and each Purchaser does not assume responsibility for the accuracy or completeness of the Information or the Projections.

3.     PURCHASE CONDITIONS

The Commitments of the Purchasers under this Preferred Equity Commitment Letter are subject only to the following conditions precedent: (a) the execution and delivery of the appropriate definitive Preferred Equity Documentation (as defined in Exhibit B hereto) in accordance with the Documentation Principles and that are substantially consistent with the terms set forth in this Preferred Equity Commitment Letter and are otherwise reasonably acceptable to the Purchasers and you and (b) the conditions attached hereto as Exhibit C (collectively, the "Purchase Conditions").

Notwithstanding anything in this Preferred Equity Commitment Letter, the Preferred Equity Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions (as defined in Exhibit A hereto) to the contrary, on the Issue Date (as defined in Exhibit B), (a) the only representations and warranties the accuracy of which will be a condition to the purchase of the Preferred Equity on the Issue Date shall be (i) such representations and warranties made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Purchasers in their capacities as such, but only to the extent that you (or your affiliates) have the right to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties (collectively, the "Specified Acquisition Agreement Representations") and (ii) the Specified Representations (as defined below), and (b) the terms of the Preferred Equity Documentation and the Closing Deliverables shall be in a form such that they do not impair the purchase of the Preferred Equity on the Issue Date if the Purchase Conditions are satisfied (or waived by all of the Purchasers in writing).

The definitive Preferred Equity Documentation shall (i) be consistent with the terms set forth herein and shall contain only those payments, conditions to issuance, mandatory prepayments, representations, warranties, covenants, liquidation preference and redemption rights expressly set forth herein (ii) be subject to materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iii) reflect changes in law or accounting standards or to cure mistakes or defects and for applicable local laws, and (iv) be negotiated in good faith to finalize the Preferred Equity Documentation as promptly as reasonably practicable and, in any event, nothing in the Preferred Equity Documentation shall increase or expand the Purchase Conditions (collectively, the "Documentation Principles").

For purposes hereof, "Specified Representations" means the representations and warranties made by you relating to your organizational existence; organizational power and authority, and due authorization, execution and delivery, in each case, only as they relate to your entry into and performance of the

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applicable Preferred Equity Documentation; enforceability of the applicable Preferred Equity Documentation; capitalization of Prefco and its subsidiaries; subject to receipt by Prefco of the Purchase Price (as defined in Exhibit B), the Preferred Equity having been duly and validly authorized and validly issued, fully paid, and non-assessable and not issued in violation of the constitutional documents of Prefco or any other Preferred Equity Documentation or any federal or state securities laws, preemptive or similar right, purchase option, call or right of first refusal or similar right; solvency of Prefco and its subsidiaries on a consolidated basis on the Issue Date consistent with the solvency certificate attached as Annex I to Exhibit C attached hereto); Federal Reserve margin regulations; use of the proceeds of the Preferred Equity not violating the Patriot Act (as defined below), FCPA, OFAC and other anti-terrorism, sanctions, anti-corruption and anti-money laundering laws; and the Investment Company Act; and the status of the Preferred Equity as senior to all equity securities of Prefco. Without limiting the Purchase Conditions, the Purchasers will cooperate with you as reasonably requested in coordinating the timing and procedures for the purchase of the Preferred Equity in a manner consistent with the Acquisition Agreement. The provisions of this paragraph shall be referred to herein collectively as the "Certain Funds Provision." Notwithstanding anything to the contrary contained herein, to the extent any of the Specified Acquisition Agreement Representations are qualified or subject to "material adverse effect," the definition thereof shall be "Material Adverse Effect" (as defined in the Acquisition Agreement) for purposes of any representations and warranties made or to be made on, or as of, the Issue Date.

4.     NO-SHOP

From the date hereof until the earliest to occur of: (a) the termination of each of the Purchasers' commitments under this Preferred Equity Commitment Letter in accordance with the terms hereof and (b) the Issue Date (such earliest date being referred to as the "No-Shop Period Termination Date"), so long as each Purchaser continues to be willing to purchase the Preferred Equity on the terms and conditions set forth in this Preferred Equity Commitment Letter, you (i) shall not, and shall cause your affiliates and your and their representatives, agents, consultants, attorneys and other advisors, and any other person acting on your or their behalf not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise facilitate, encourage or accept any offers for or otherwise effect any alternative equity financing arrangements and/or debt that could be provided in lieu of the Preferred Equity in connection with the Acquisition (other than the Facilities entered into pursuant to the Debt Commitment Letters), and (ii) shall terminate any agreement or arrangement related to the foregoing to which you or your affiliates are parties, as well as any activities and discussions related to the foregoing as may be continuing on the date hereof with any party other than the Purchasers and their representatives. You agree that, in connection with the consummation of the Acquisition and subject to the terms and conditions set forth in this Preferred Equity Commitment Letter, you shall issue the Preferred Equity to the Purchasers in such amounts contemplated hereby.

If the Acquisition is not consummated prior to the No-Shop Period Termination Date, but the Sponsor or any of its affiliates determine, during the period ending on the date which is 12 months after the date hereof, to proceed with the Transactions, or any similar transaction in which you or your affiliates will privatize the Acquired Business (any such transaction, an "Alternate Transaction"), then you shall provide each of the Purchasers the opportunity to participate in such Alternate Transaction through the purchase of preferred shares in an initial liquidation preference equal to the Initial Liquidation Preference (as defined in Exhibit B hereto), and on the same economic terms as contemplated by the terms, of the Preferred Equity to be purchased by such Purchaser hereunder.

5.     PERMITTED RESALE RIGHT

Notwithstanding anything to the contrary in this Preferred Equity Commitment Letter, commencing with the date of Prefco's counter-signature of this Preferred Equity Commitment Letter until the 120th day

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following the Issue Date, each Purchaser shall have the right (the "Specified Permitted Resale") to reallocate, sell, resell, assign and/or transfer its Preferred Equity (including, for the avoidance of doubt, its beneficial interests therein) and/or the commitments to purchase the Preferred Equity or any portion thereof, to, between or among (1) other Purchasers, (2) its Related Persons, (3) any person or entity that is specified in writing on a list of qualified investors to be mutually agreed among the Issuer and each of the Purchasers (the "White List") provided that the White List shall be made available by the Issuer to any Purchaser upon request and (iv) with the Issuer's consent, such consent not to be unreasonably withheld or delayed, other third parties (other than Disqualified Institutions) (it being understood that the Issuer shall be deemed to have consented to any assignment unless it objects to such assignment in writing to the applicable Purchaser within five business days after receipt of a written request for such consent); provided that (i) any such reallocation, sale, resale, assignation and/or transfer (other than in relation to any reallocation, sale, resale, assignation and/or transfer to any Related Person) shall be in amounts of shares with no less than $15.0 million stated value (in aggregate across all Related Persons of such Purchaser and across all Related Persons of any person or entity on the White List to which such reallocation, sale, resale, assignment and/or transfer is made (if applicable)) and (ii) unless you agree in your sole discretion in writing in connection therewith, no Purchaser shall be relieved or novated from its obligations hereunder in connection with any applicable assignment or transfer until after the occurrence of the Issue Date. "Disqualified Institutions" means certain banks, financial institutions and other entities identified by the Issuer in writing prior to the date hereof)

In addition, prior to the Issue Date, if requested by any Purchaser, upon reasonable advance notice (to the extent practical and appropriate and not in contravention of the Acquisition Agreement) you agree to use your commercially reasonable efforts to assist the Purchasers, and to use your commercially reasonable efforts to cause the Sponsor, and the Acquired Business and their subsidiaries (in the case of the Acquired Business and its subsidiaries, to the extent not in contravention of the Acquisition Agreement) to assist the Purchasers, in completing the Specified Permitted Resale which assistance shall include, but not be limited to, the following: (i) a diligence session via conference call with representatives of the Sponsor and prospective purchasers of the Preferred Equity at a time to be mutually reasonably agreed, which shall include a question and answer session based upon questions submitted by such prospective purchasers a reasonable period of time in advance of such session; (ii) a management presentation via conference call at a time to be mutually reasonably agreed with a reasonable opportunity for prospective purchasers of the Preferred Equity to ask follow-up questions on such call (and your using commercially reasonable efforts to arrange for direct contact between appropriate members of senior management, representatives and advisors of the Acquired Business); and (iii) providing assistance in completion of the prospective purchasers' due diligence review, provided that the information and access set out in (i) and (ii) above shall be available to the Purchasers until the 120th day following the Issue Date for the purposes of the Specified Permitted Resale.

6.     INDEMNIFICATION AND RELATED MATTERS

To induce the Purchasers to enter into this Preferred Equity Commitment Letter and to proceed with the documentation under the Preferred Equity Documentation, you agree (a) upon the earlier to occur of (i) the Issue Date and (ii) the termination of this Preferred Equity Commitment Letter without the Issue Date having occurred, to reimburse on demand each Purchaser and its affiliates and controlling persons or entities and the respective officers, directors, employees, agents, partners, members and other representatives and successors and assigns of each of the foregoing (each, an "Indemnified Person") for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each of the Purchasers' consultants' fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), due diligence expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to each of the Purchasers and, if necessary, of local counsel to such Purchasers in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior

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written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Preferred Equity Documentation and the preparation, negotiation and enforcement of this Preferred Equity Commitment Letter and the Preferred Equity Documentation (collectively, the "Expenses"); provided that the total Expenses payable in the case of clause (ii) accrued through the date of the Sponsor's initial submission of its bid for the Acquired Business shall not exceed an amount to be agreed with you; and (b) to indemnify and hold each Indemnified Person harmless against any and all losses, claims (including, without limitation, in connection with enforcement of indemnification obligations set forth herein), damages or liabilities of any kind or nature to any such person in connection therewith and reasonable and documented or invoiced fees and out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with this Preferred Equity Commitment Letter (including the Term Sheet), the Preferred Equity Documentation or any use of the proceeds thereof (any of the foregoing, a "Proceeding") (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto) and to promptly reimburse each such Indemnified Person upon written demand for any reasonable and documented or invoiced fees and out-of-pocket expenses of separate counsel for all such Indemnified Persons, taken as a whole and, if necessary, of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons, and other reasonable and documented or invoiced fees and out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (in each case, excluding allocated costs of in-house counsel and (without your prior written consent) the fees and expenses of any other third-party advisors); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of such Indemnified Person's controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person's controlling persons or controlled affiliates under this Preferred Equity Commitment Letter or the Preferred Equity Documentation (including its obligation to fund its commitments hereunder) (as determined by a court of competent jurisdiction in a final and non-appealable decision), or (iii) disputes solely between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you, the Sponsor, the Acquired Business or any of your or their respective affiliates.

Notwithstanding any other provision of this Preferred Equity Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from (x) the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of such Indemnified Person's controlling persons, controlled affiliates or any of its or their respective officers, directors, employees, agents, partners or successors, in each case, who are involved in or aware of the Transactions or (y) any material breach of the obligations of any Indemnified Person or any of such Indemnified Person's affiliates under this Preferred Equity Commitment Letter as determined by a court of competent jurisdiction in a final, non-appealable judgment, and (ii) none of us, you (or your affiliates), the Sponsor (or its affiliates), the Acquired Business (or its subsidiaries), the Investors (or their affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Preferred Equity Commitment Letter, the Transactions (including the Preferred Equity Documentation and the use of proceeds thereunder), or with

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respect to any activities related to the Preferred Equity Documentation, including the preparation of this Preferred Equity Commitment Letter and the Preferred Equity Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of such Proceeding; provided, however, that the failure to so notify you will not relieve you of any liability that you may have to such Indemnified Person pursuant to this paragraph 6, except to the extent you are materially prejudiced by such failure. You shall not, without the prior written consent of the applicable Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that withholding consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of, or consent to the entry of any judgment with respect to, any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or admission of fault, culpability, wrongdoing or failure to act by or on behalf of any Indemnified Person. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional local counsel and conflicts counsel to the extent provided herein.

You shall not be liable for any settlement of any Proceeding effected without your prior written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your prior written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this paragraph 6. Each Indemnified Person (by accepting the benefits hereof) agrees to, and shall, refund and return any and all amounts paid by you to such Indemnified Person if a court of competent jurisdiction determines in a final and non-appealable determination that such Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this paragraph 6. Each Indemnified Person shall give (subject to confidentiality or legal restrictions) such information and assistance to you as you may reasonably request in connection with any Proceeding. It is further agreed that the Purchasers shall be severally liable in respect of their Commitments to purchase the Preferred Equity, on a several, and not joint basis with any other Purchaser.

In respect of any judgment or order given or made for any amount due under this Preferred Equity Commitment Letter or the transactions contemplated hereby that is expressed and paid in a currency (the "judgment currency") other than United States dollars, (A) you will indemnify each Indemnified Person against any loss incurred by such Indemnified Person as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the judgment currency actually received by such Indemnified Person and (B) if the United States dollars purchased by the relevant Indemnified Person exceeds the sum originally due in United States dollars, such excess shall be remitted to you. The foregoing indemnity shall constitute a separate and independent obligation of you and shall survive any termination of this Preferred Equity Commitment Letter or the transactions contemplated hereby, and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term "rate of

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exchange" shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into United States dollars.

The indemnity above shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

7.     ASSIGNMENT

This Preferred Equity Commitment Letter and the Commitments hereunder (i) shall not be assignable by any party hereto except (A) that any and all obligations of the Purchasers hereunder (including, without limitation, the Commitments of the Purchasers) may be performed and any and all rights of any of the Purchasers hereunder may be exercised by or through any such Purchaser's Related Persons; provided, that any assignments to a Related Person will not relieve any Purchaser from any of its obligations hereunder unless and until such Related Person shall have funded the portion of the Commitments so assigned; and (B) by you on or after the Issue Date to entities established by you and controlled by the Sponsor to effect the Acquisition and the related transactions, so long as such entity is a newly formed exempted limited company formed under the laws of the Cayman Islands (or another jurisdiction or form of entity approved by the Purchasers) and shall directly own Holdco 2, the immediate parent of the Parent, the top parent guarantor of the obligations under the Credit Facilities established under the Debt Commitment Letters, and such entity otherwise complies with the covenants applicable to the Issuer under the Preferred Equity Documentation, including the Restricted Holding Company Covenant, in connection with the Transactions, with all obligations and liabilities of you hereunder being assumed by such entity upon the effectiveness of such assignment and upon such assignment (1) you continue to be primarily liable for all obligations hereunder and thereunder and (2) all references to "you" shall include such entity, (ii) are intended to be solely for the benefit of the parties hereto and, except the Indemnified Persons, are not intended to confer any benefits upon, or create any rights in favor of (including the right to enforce the Commitments set forth herein), any person or entity other than the parties hereto.

8.     CONFIDENTIALITY

Each of the Purchasers agrees that it will treat as confidential all information provided to it hereunder or in connection with the Acquisition and the related Transactions by or on behalf of you, the Acquired Business or any of your or its subsidiaries or affiliates and shall use all such confidential information solely in connection with negotiating, evaluating and consummating transactions contemplated by this Preferred Equity Commitment Letter; provided, however, that nothing herein will prevent any Purchaser or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Purchasers and their respective affiliates, agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction or purporting to have jurisdiction over the Purchasers or their respective affiliates (in which case the Purchasers and their respective affiliates, agree (except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of disclosure by any of the Purchasers or any of their respective affiliates or any of their respective Representatives in violation of any confidentiality obligations owing to you, the Sponsor, the Acquired Business or any of its subsidiaries (including those set forth in this paragraph), (d) to personnel of the government of Singapore in connection with the Purchasers' capital funding arrangements for the Transactions, and to the Purchasers' respective affiliates and Related Persons and to its and their

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respective officers, directors, partners, members, employees, legal counsel, independent auditors, professional advisers and rating agencies (in relation to any person, such officers, directors, partners, members, employees, legal counsel, independent auditors, professional advisers and rating agencies, being such person's "Representatives") who need to know such information in connection with the Transactions or in connection with administering, evaluating or monitoring the investment of the Purchasers and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (e) received by the Purchasers or their respective affiliates or any of their Representatives on a non-confidential basis from a source (other than you or any of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Purchasers or their respective affiliates to be prohibited from disclosing such information to the Purchasers or their respective affiliates (as the case may be) by a legal, contractual or fiduciary obligation, (f) to the extent that such information was already in the possession of the Purchasers or their respective affiliates or is independently developed by the Purchasers or their respective affiliates, (g) to any actual or potential purchasers, transferees or assignees of the Preferred Equity who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for the purposes of establishing a "due diligence defense", (i) as is necessary in protecting and enforcing the Purchasers' rights with respect to this Preferred Equity Commitment Letter or (j) to the extent you have consented to the proposed disclosure in writing. The Purchasers' obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the definitive Preferred Equity Documentation are entered into by the Purchasers, at which time the confidentiality undertaking in the Preferred Equity Documentation shall supersede this provision. The provisions of this paragraph (other than disclosures expressly permitted hereunder) do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Purchaser or its affiliates or its or their respective Representatives in favor of any of the Acquired Business or its affiliates (whether directly or indirectly through a back-to-back or similar agreement).

Please note that this Preferred Equity Commitment Letter, the exhibits and attachments hereto and the contents of each thereof, or the activities of any Purchaser pursuant hereto or thereto, may not be disclosed directly or indirectly by you to any third party or circulated or referred to publicly without our prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) except (a) to the Investors and to your and their respective affiliates, and your and their respective Representatives, controlling persons or equity holders, in each case on a confidential and need-to-know basis, (b) to the extent such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligations owing to us (including those set forth in this paragraph), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, to the extent practicable and not prohibited by applicable law, rule or regulation, you agree to inform us promptly thereof prior to disclosure), (d) to the Acquired Business to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business's respective Representatives who are directly involved in the consideration of the Transactions and have been advised to hold the same in confidence, (e) in any proxy or other public filing relating to the Acquisition in a manner to be agreed upon by the Purchasers and (f) in connection with the enforcement of your rights hereunder; provided that you may disclose the Term Sheet, and the contents thereof, to potential equity investors identified to the Purchasers and their respective agents on a confidential basis. The provisions of this paragraph with respect to this Preferred Equity Commitment Letter shall expire on the date that is two years after the date of this Preferred Equity Commitment Letter.

Notwithstanding anything herein to the contrary, any party to this Preferred Equity Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the structure and tax treatment of the transactions contemplated by this Preferred Equity Commitment Letter and all materials of any kind (including opinions or other tax

9

analyses) that are provided to it relating to such structure and tax treatment, except that (i) structure and tax treatment shall not include the identity of any existing or future party (or any affiliate of such party) to this Preferred Equity Commitment Letter and (ii) no party shall disclose any information relating to such structure and tax treatment to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Preferred Equity Commitment Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

9.     SHARING OF INFORMATION, ABSENCE OF FIDUCIARY RELATIONSHIP; AFFILIATES; ETC.

You acknowledge that the Purchasers and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Acquired Business and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. None of the Purchasers and their affiliates will use confidential information obtained from you, the Acquired Business or any of your or their respective affiliates by virtue of the transactions contemplated by this Preferred Equity Commitment Letter or their other relationships with you, the Acquired Business, or your or their respective affiliates in connection with the performance by them or their affiliates of services for other persons, and none of the Purchasers and their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Purchasers and their affiliates has any obligation to use in connection with the transactions contemplated by this Preferred Equity Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Purchasers may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, investment banking, financial advisory, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Purchasers and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Acquired Business and other companies which may be the subject of the arrangements contemplated by this Preferred Equity Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Purchasers or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Preferred Equity Commitment Letter or engage in commodities trading with any thereof.

You acknowledge that the Purchasers and their respective affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of Prefco, the Investors or their equity holders and/or their affiliates and the Acquired Business. You agree that the Purchasers will act under this Preferred Equity Commitment Letter as independent contractors and that nothing in this Preferred Equity Commitment Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of the Purchasers and you and the Acquired Business, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Preferred Equity Commitment Letter are arm's-length commercial transactions between the Purchasers, on the one hand, and you and the Acquired Business, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Purchasers is acting solely as a principal and not as agents or fiduciaries of you, the

10

Acquired Business, your and their management, shareholders or other equity holders, creditors or any other person or entity, (iii) the Purchasers have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Purchasers or any of their affiliates has advised or is currently advising you or the Acquired Business on other matters) except the obligations expressly set forth in this Preferred Equity Commitment Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not, and hereby waive any, claim that any Purchaser has rendered advisory services of any nature or respect with respect to the transactions contemplated hereby, or owes a fiduciary or similar duty to you, in connection with such transactions or the process leading thereto. You recognize that, in providing its services pursuant to this Preferred Equity Commitment Letter, each Purchaser will rely upon and assume the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by such Purchaser for such purposes, and such Purchaser does not assume responsibility for the accuracy or completeness thereof. No Purchaser will have any obligation to conduct any independent evaluation or appraisal of the assets or liabilities of Prefco or any other party or to advise or opine on any related solvency issues. Please note that the Purchasers and their respective affiliates do not provide tax, accounting or legal advice.

Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

10.   GOVERNING LAW; DISPUTE RESOLUTION

This Preferred Equity Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.

Each of the parties hereto agrees that any suit or proceeding arising in respect of this Preferred Equity Commitment Letter or the Purchasers' commitments or agreements hereunder will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and (ii) hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitments or agreements or any matter referred to in this Preferred Equity Commitment Letter is hereby waived by the parties hereto. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures, the Purchasers could purchase (and remit in New York City) dollars with such other currency on the business day preceding that on which final judgment is given. Your obligation in respect of any sum due hereunder shall, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the business day following its receipt of any sum adjudged to be so due in such other currency, the Purchasers may, in accordance with normal banking procedures, purchase (and remit in New York City) dollars with such other currency; if the dollars so purchased and remitted are less than the sum originally due to the Purchasers or any Indemnified Person in dollars, you agree, as a separate obligation and

11

notwithstanding any such judgment, to indemnify the relevant payee against such loss, and if the dollars so purchased exceed the sum originally due in dollars, such excess shall be remitted to you.

11.   MISCELLANEOUS

This Preferred Equity Commitment Letter and the Commitments and undertakings of the Purchasers hereunder shall automatically terminate, in whole and not in part, upon the first to occur of (i) the consummation of the Acquisition (with or without the issuance of the Preferred Equity in according with the terms of this Preferred Equity Commitment Letter), (ii) the termination of the Debt Commitment Letters in accordance with its terms, (iii) the valid termination of the Acquisition Agreement in accordance with its terms and (iv) November 30, 2017, unless the Purchasers shall, in their discretion, agree in writing to an extension.

The provisions set forth under Sections 4, 6, 8, 9, 10 hereof and this Section 11 hereof (other than any provision therein that expressly terminates upon execution of the definitive Preferred Equity Documentation) will remain in full force and effect regardless of whether definitive Preferred Equity Documentation are executed and delivered and notwithstanding the termination of this Preferred Equity Commitment Letter or the Purchasers' Commitments hereunder; provided that your obligations under this Preferred Equity Commitment Letter, other than those relating to paragraphs 4 and 9, will automatically terminate and be of no further force and effect (or, and if applicable, be superseded by the Preferred Equity Documentation) on the Issue Date.

The Purchasers hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), each Purchaser may be required to obtain, verify and record information that identifies you and your subsidiaries, which information includes the name, address, tax identification number and other information regarding you and your subsidiaries that will allow the Purchasers to identify you and your subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Purchaser.

This Preferred Equity Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by you and us and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

This Preferred Equity Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Preferred Equity Commitment Letter (including the schedules and exhibits attached hereto) supersedes all prior understandings, whether written or oral, among us with respect to the Commitments, the Preferred Equity and the matters relating thereto and sets forth the entire understanding of the parties hereto with respect thereto.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the executed counterparts of this Preferred Equity Commitment Letter, and for Kendril Investment PTE. Ltd., together with the executed counterparts of the commitment letter between us, of even date herewith, with respect to the First Lien USD Term Facility and the Second Lien Facility, on or before 11:59 p.m. (New York time) on May 5, 2017, whereupon this Preferred Equity Commitment Letter will become binding agreements between us. If this Preferred Equity Commitment Letter has not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

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 SCHEDULE 1

Project Bach
Commitments of Purchasers

Purchaser	Commitment Amount ($)	Purchase Price ($)
HPS Investment Partners, LLC for and on behalf of funds and/or accounts managed and/or advised and/or controlled by it or a subsidiary or affiliate thereof	375,000,000	364,687,500
Kendril Investment PTE. Ltd.	135,000,000	131,287,500
PSCP III Holdings, LP.	50,000,000	48,625,000

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 EXHIBIT A

Project Bach
Transaction Description

Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to such Commitment Letter.

The Investors intend to consummate the Acquisition as described below:

(a)
The Investors will form and incorporate Prefco as a corporation in the Cayman Islands; the Investors will hold 100% of the class A shares of Prefco. Prefco will directly hold 100% of the class A shares of Holdco 2. Holdco 2 will hold 100% of the class A shares of Parent. Parent will hold 100% of the class A shares of Merger Sub. Merger Sub will merge with and into the Acquired Business pursuant to the Acquisition Agreement. Immediately prior to the closing of the merger, Premier Education Holdings Ltd will sell 100% of the shares of the Acquired Business held by it to Parent. Upon consummation of the Acquisition, (a) Parent will hold 100% of the class A shares of the Acquired Business and (b) all of the direct and indirect subsidiaries of the Acquired Business will become indirect subsidiaries of Parent.

  The class A shares of each of Prefco, Holdco 2, Parent and Merger Sub shall be entitled to vote on all matters other than the appointment and removal of directors. Each of Prefco, Holdco 2, Parent and Merger Sub will issue class B shares to BSL in a ratio to be determined. Holders of the class B shares of each of Prefco, Holdco 2, Parent and Merger Sub shall be entitled to vote on the appointment and removal of directors but not on any other matter and shall not be entitled to any economic rights other than a nominal liquidation preference. The class A and class B shares of each of Prefco, Holdco 2, Parent and Merger Sub (and the Acquired Business, as the surviving entity of the merger of Merger Sub with and into the Acquired Business) will represent in each case 100% of the issued and outstanding capital stock of each such entity.

(b)
The Investors will directly or indirectly contribute an aggregate amount of cash in the form of common equity (the "Equity Contribution") to Prefco, and 100% of the proceeds of which will be contributed, directly or indirectly, to Parent in the form of common equity. Parent will make cash equity contributions to Merger Sub (with contributions to Merger Sub to be in the form of common equity. The Equity Contribution will be in an aggregate amount equal to at least 30.0% of the total pro forma consolidated debt and equity capitalization of the Acquired Business and its subsidiaries on the Issue Date (excluding any issued letters of credit, amounts funded under the Facilities to fund upfront fees or original issue discount and performance bonds) after giving effect to the Transactions; provided, that, (a) immediately after giving effect to the Transactions, the Sponsor shall own, directly or indirectly, at least a majority of the outstanding voting capital stock of the Acquired Business and (b) immediately after the Issue Date, the Sponsor will have the right to appoint a majority of the members of the board of directors or similar governing body of Prefco (collectively, the "Minimum Equity Requirement").

(c)
Parent and its subsidiaries will obtain:

(1)
a senior secured revolving credit facility in an aggregate principal amount equal to the Euro equivalent of up to $250.0 million (the "Revolving Facility");

(2)
a senior secured first lien Euro denominated term loan facility in an aggregate principal amount equal to the Euro equivalent of $1,225.0 million (the "First Lien Euro Term Facility" and, together with the Revolving Facility, the "First Lien Euro Facilities");

(3)
a senior secured first lien U.S. dollar denominated term loan facility in an aggregate principal amount equal to $315.0 million (the "First Lien USD Term Facility", and, together with the First

A-1

    Lien Euro Term Facility, the "First Lien Term Facilities" and, together with the Revolving Facility, the "First Lien Facilities"); and

  (4)
  a senior secured second lien U.S. dollar denominated term loan in an aggregate amount equal to $416.0 million (the "Second Lien Facility" and, together with the First Lien Facilities, the "Facilities").

(d)
Prefco will issue $560.0 million of the Preferred Equity in accordance with the Preferred Equity Commitment Letter to which this Exhibit A is attached and the Preferred Equity Documentation. 100% of the proceeds received from the holders of Preferred Equity by Prefco will be contributed directly or indirectly, to Parent as common equity, and then by Parent to Merger Sub as common equity.

(e)
If the Borrowers (as defined in the Debt Commitment Letters) fund the Acquisition using the proceeds of the Facilities, (a) all indebtedness of Nord Anglia Education Finance LLC under the Existing Credit Agreement (as defined in the Debt Commitment Letters) will be paid in full, (b) the CHF 5.75% Senior Secured Notes due 2022 of Nord Anglia Education Finance LLC (the "Existing Secured Notes") will be redeemed and (c) all commitments, security interests and guaranties in connection therewith will be terminated and released or provision made therefor in a manner reasonably acceptable to the Arrangers (as defined in the Debt Commitment Letters), it being understood that any letters of credit, bank guarantees and similar accommodations outstanding thereunder may remain outstanding to the extent "grandfathered" into the Revolving Facility or otherwise collateralized or backstopped on the Closing Date (as defined in the Debt Commitment Letters) (this clause (f), the "Refinancing"); provided, that, it is understood and agreed that capital leases shall be permitted to remain outstanding.

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the "Transactions."

A-2

 EXHIBIT B

Project Bach
Summary of Principal Terms and Conditions

This summary outlines certain terms of the Preferred Equity referred to in this Preferred Equity Commitment Letter, of which this Exhibit B is a part. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Preferred Equity Commitment Letter or the other Exhibits attached thereto.

Issuer:	Bach Preference Limited, a newly created corporation incorporated in the Cayman Islands (the "Issuer"), formed at the direction of Baring Private Equity Asia GP VI, L.P. and certain of its affiliates (the "Sponsor") and the indirect parent of Bach Finance Limited ("Parent"), the top holding company guarantor of the Credit Facilities described in the Debt Commitment Letters.
Purchasers of the Preferred Equity:	HPS Investment Partners, LLC for and on behalf of funds and/or accounts managed and/or advised and/or controlled by it or a subsidiary or affiliate thereof (the "A Purchaser"), Kendril Investment PTE. Ltd. (the "B Purchaser") and PSCP III Holdings, LP. (the "C Purchaser" and, together with the A Purchaser and the B Purchaser, the "Purchasers").

Any affiliated investment entity or other affiliate of the A Purchaser or investment manager thereof or the B Purchaser or the C Purchaser and each fund, investor, limited partnership, entity or account that is managed, sponsored, advised or controlled by the A Purchaser or investment manager thereof or the B Purchaser or the C Purchaser or subsidiaries / affiliates thereof and any investor in the vehicles referred to above, in each case, that becomes a holder of any Preferred Equity (collectively, with respect to the A Purchaser, the B Purchaser or the C Purchaser, the "Related Persons" of such Purchaser) shall be deemed to be an A Purchaser, a B Purchaser or a C Purchaser, as applicable, and a Purchaser.
Preferred Equity to be subscribed:	560,000 non-convertible cumulative redeemable preference shares of the Issuer (the "Preferred Equity") with an initial liquidation preference of $1,000 per share (the "Initial Liquidation Preference") and an aggregate Initial Liquidation Preference of $560.0 million (the "Aggregate Initial Liquidation Preference Amount"), with $375 million of the Aggregate Initial Liquidation Preference Amount of the Preferred Equity issued on the Issue Date (as defined below) to be subscribed by the A Purchaser, and $135 million of the Aggregate Initial Liquidation Preference Amount of the Preferred Equity issued on the Issue Date to be subscribed by the B Purchaser and $50 million of the Aggregate Initial Liquidation Preference Amount of the Preferred Equity issued on the Issue Date to be subscribed by the C Purchaser.

Purchase Price:	97.25% of the Aggregate Initial Liquidation Preference Amount.
Ranking:	The Preferred Equity, with respect to dividend and distribution rights and rights upon the Issuer's liquidation, winding up or dissolution, will rank (a) senior to the common equity of the Issuer (the "Common Equity") and any other equity securities ranking (as respects dividends or distributions or entitlement on a return of capital or assets in a winding up or otherwise) junior to the Preferred Equity (collectively, together with the Common Equity, "Junior Stock") and (b) subordinate to any existing or future indebtedness (including trade payables) of the Issuer. So long as any Preferred Equity remains outstanding, the Issuer may not authorize, establish or issue any additional shares of Preferred Equity or equity securities ranking (as respects dividends or distributions or entitlement on a return of capital or assets in a winding up or otherwise) equally with, or senior to, the Preferred Equity (the "Pari or Senior Securities Prohibition") without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Preferred Equity, voting as a single class (a "Holder Supermajority").
Issue Date:	The Preferred Equity to be purchased by the Purchasers will be issued on the closing date of the Acquisition (such date of issuance, the "Issue Date").
Use of Proceeds:	The proceeds of the Preferred Equity issued on the Issue Date will be contributed by the Issuer to Bach Holdings 2 Limited ("Holdco 2") as common equity, and then by Holdco 2 to Parent as common equity, and then by Parent to Merger Sub as common equity. Merger Sub shall use such proceeds on the Issue Date, together with the proceeds of the Facilities, the proceeds from the Equity Contribution and cash on hand, to finance the Acquisition, consummate the Refinancing and to pay fees and expenses related thereto.
Dividends:	Dividends will accrue and accumulate on a daily basis from the Issue Date at an annual rate equal to the Dividend Rate (as defined below) on the Liquidation Preference (as defined below) of the Preferred Equity outstanding from time to time, and to the extent not paid in cash on any Dividend Payment Date (as defined below), will continue to accrue and be compounded on such Dividend Payment Date. Accrued and unpaid Dividends will be payable, at the election of the Issuer, in cash at any time when, as and if declared by the board of directors of the Issuer or any authorized committee thereof out of legally available funds for such purpose.

Dividends shall be calculated on the basis of the actual days elapsed in a year of 360 days.

Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, (i) no Dividends may be declared and paid in securities or otherwise "in kind," and (ii) no Dividends shall be declared or paid in anticipation of any optional or mandatory redemption of the Preferred Equity or any liquidation and winding up of the Issuer.

"Dividend Payment Date" means each January 15, April 15, July 15 and October 15, commencing with October 15, 2017.

"Dividend Rate" means, with respect to Dividends that accrue for each period ending on a Dividend Payment Date, an rate per annum equal to (i) 11.75% (the "Cash Rate") if Dividends for such period are paid in cash on such Dividend Payment Date following delivery of the Requisite Notice (as defined below) therefor, and (ii) otherwise, 12.25% (the "Non Cash Rate"), and with each of the Cash Rate and Non Cash Rate increasing by 1% per annum on the ninth anniversary of the Issue Date and on each anniversary of the Issue Date thereafter, and as the same may be further increased by the Trigger Increase Rate (as defined below) upon the incurrence and during the continuance of a Trigger Event.

"Liquidation Preference" means, with respect to each share of Preferred Equity at any time, the sum of (i) the Initial Liquidation Preference thereof, plus (ii) all accrued, accumulated and unpaid Dividends thereon.

"Requisite Notice" means, with respect to Dividend Payment Date, written notice by the Issuer to the holders of the Preferred Equity that the Issuer has elected to cause the Dividends that accrue during the period ending with such Dividend Payment Date to be paid in cash on such Dividend Payment Date, which notice shall be given not less than 30 days' and not more than 45 days' before such Dividend Payment Date.
Maturity:	Perpetual
Optional Redemption:	The Issuer may, at its option, on any date occurring after the Issue Date (any such date, a "Redemption Date") redeem all or any Minimum Portion (as defined below) of the Preferred Equity in cash at the Redemption Price (as defined below). Any such redemption would be effected only out of funds legally available for such purpose. The Issuer must provide not less than 30 days' and not more than 60 days' written notice of any such redemption.

"Redemption Price" means, with respect to any share of Preferred Equity at any Redemption Date, the sum for such share of:

(a) with respect to any Redemption Date occurring prior to the First Call Date (as defined below), an amount per share equal to the sum of (i) the then current Liquidation Preference of such share as of such Redemption Date and (ii) the Make-Whole Amount (as defined below) of such share as of such Redemption Date; and

(b) with respect to any Redemption Date occurring on or after the First Call Date, an amount per share equal to the Liquidation Preference multiplied by the then applicable Redemption Percentage (as defined below).

"Minimum Portion" means shares of Preferred Equity having an aggregate Initial Liquidation Preference equal to 5% of the Aggregate Initial Liquidation Preference Amount (or if a lesser number of shares are then outstanding, all such shares of Preferred Equity then outstanding).

"First Call Date" means the date falling three years after the Issue Date.

"Make-Whole Amount" means, with respect to the redemption of any share of Preferred Equity prior to the First Call Date, an amount equal to (A) the present value (calculated as provided below) as of such date of the sum of (I) the remaining Dividends that would accrue at the Non Cash Rate (or, if Dividends have been paid in cash in full for the two most recent Dividend Payment Dates prior to the Redemption Date, the Cash Rate) on such share of Preferred Equity being redeemed from the Redemption Date through and including the First Call Date (including, for the avoidance of doubt, any Dividends that would accrue from the Dividend Payment Date immediately prior to the First Call Date through the First Call Date, plus (II) the Redemption Price as of the First Call Date of such share of Preferred Equity being redeemed (i.e. 103.00% of the then current Liquidation Preference of such share of Preferred Equity being redeemed), assuming that, for purposes of calculating clauses (I) and (II), that such share of Preferred Equity were to remain outstanding through the First Call Date, and then be redeemed on the First Call Date at such Redemption Price described above, and with the present value of such sum being computed using an annual discount rate (applied quarterly) based on U.S. Treasury notes with a maturity closest to the third anniversary of the Issue Date plus 50 basis points, less (B) the Liquidation Preference of such share of Preferred Equity being redeemed as of such Redemption Date; provided, however, that in no case shall the Make-Whole Amount be less than 3.00% of the Liquidation Preference of such share of Preferred Equity being redeemed.

"Redemption Percentage" means, as of any Redemption Date, the applicable percentage under the heading "Redemption Percentage" set forth in the table below:

Period In Which Such Redemption Date Occurs:	Redemption Percentage:
If such Redemption Date occurs during the period commencing on the First Call Date and ending on the day prior to the first anniversary of the First Call Date:	103.00%
If such Redemption Date occurs during the period commencing on the first anniversary of the First Call Date and ending on the day prior to the second anniversary of the First Call Date:	101.00%
If such Redemption Date occurs on or after the second anniversary of the First Call Date.	100.00%

Payment of Dividend on Junior Stock:	So long as the Preferred Equity is outstanding, dividends may not be declared or paid or set apart for payment on any Junior Stock, nor may the Issuer redeem or purchase any Junior Stock, except for Permitted Restricted Payments.
Sale Demand:	Commencing on the date that is 10 years following the Issue Date, a Holder Majority (as defined below) of the Preferred Equity then outstanding shall have a right to instruct (a "Demand") the Issuer to engage in a process (the "Process") to either effect an IPO of the Issuer or sell the Issuer or all or substantially all of the assets of the Issuer (including the right to drag the Director Voting Shares in any such IPO or sale). Upon receipt of such instruction, the Issuer shall promptly engage in a comprehensive Process in good faith and on an expedited basis, including selecting an internationally recognized investment banking firm having experience in the industry in which the Issuer is engaged to assist the Issuer in the Process. If the Issuer breaches such covenant or fails to consummate such a Sale or IPO within twelve months of the Demand, then such failure will constitute a Trigger Event and shall result in the increase in the Dividend Rate, as described in "Trigger Event" below. The Issuer shall cause its management to cooperate fully with any Process provided for pursuant to the foregoing.
Trigger Event:	If any Trigger Event shall occur and be continuing, then the Dividend Rate shall be increased (such increase in rate, the "Trigger Increase Rate") by 2.00% per annum and by an additional 0.50% per annum at the end of each six month period thereafter as long as such Trigger Event remains continuing.

A "Trigger Event" means any breach in any material respects (unless the relevant provision is subject to a materiality qualification, in which case, in any respect) by the Issuer or BSL of its obligations, covenants, representations, warranties or agreements under any of the Preferred Equity Documentation and such breach continuing for 15 Business Days following the earlier of (i) written notice to the Issuer by the Holders of such breach or (ii) an Officer of the Issuer having actual knowledge of the occurrence of such breach. For the avoidance of doubt, the Issuer shall not be entitled to contest a breach of its obligations, representations, warranties or covenants under the Preferred Equity Documentation by reason of the fact that such breach was caused by willful action or inaction on the part of BSL or any other holder of the Director Voting Shares.

Repurchase Events:	In the event of (a) any liquidation, dissolution or winding up of the Issuer or any material subsidiary (whether voluntary or involuntary), (b) the voluntary or involuntary bankruptcy of the Issuer or any material subsidiary (c) the occurrence of a "change in control" (as such term shall be defined in the Articles of Association and to be based on the corresponding definitions in the definitive agreements for the Term Facilities) with respect to any of the Issuer, Holdco 2, Parent or the surviving entity of the merger of Merger Sub with and into the Acquired Business or (d) the occurrence of an acceleration or a payment default at maturity of any indebtedness of the Issuer or its restricted subsidiaries in excess of $300.0 million (each of the foregoing a "Repurchase Event"), the Issuer shall be required to offer to repurchase all of the Preferred Equity in cash at the then current Redemption Price.

"material subsidiary" means any subsidiary which, on a consolidated basis, has revenues or assets which constitute 20% of more of the revenue or assets of the Issuer and its subsidiaries.
Documentation:	The Preferred Equity issued on the Issue Date will be purchased by the Purchasers pursuant to a subscription agreement to be mutually agreed among the Issuer and each of the Purchasers (the "Subscription Agreement") and the Preferred Equity will be issued pursuant to the articles of association of the Issuer (the "Articles of Association") setting out the rights and preferences of the Preferred Equity (collectively, the "Preferred Equity Documentation").

Bach Special Limited, a corporation to be formed in the Cayman Islands ("BSL"), will be a party to the Subscription Agreement and will agree therein so long as any Preferred Equity is outstanding (i) to use the voting power of any Director Voting Shares (as defined below) of Holdco 2, Parent and Merger Sub held by it to enable, and not frustrate, the Issuer's compliance with its obligations under the Subscription Agreement and (ii) not to transfer the Director Voting Shares (except (x) to anyone who is or becomes a holder of direct or indirect common equity of the Issuer, so long as, (I) following the transfer, such holder's proportion of the voting power with respect to the election or removal of directors through the transferred Class B Shares does not exceed such holder's proportion of the economic interest represented by such holder's common equity, (II) such transferee is subject to, and agrees to be bound by, the same covenants to which BSL is subject under the Preferred Equity Documentation and (III) no Repurchase Event as described under clause (c) of the definition thereof above shall occur as a result thereof, and (y) to the extent necessary to enable the Issuer to comply with a Sale Demand).

Representations and Warranties:	The Subscription Agreement shall contain representations and warranties that are substantially the same as those for the Facilities, with such changes as are appropriate for an equity subscription agreement (including, without limitation, capitalization of the Issuer) and to reflect the specific terms of the transactions contemplated hereby, provided that none of such representations and warranties shall repeat except on the Issue Date.
Voting / Protective Rights:	The Issuer will not (and will cause its subsidiaries not to), without prior written consent of holders of the Preferred Equity representing a majority of the shares of Preferred Equity then outstanding (a "Holder Majority"), authorize, take or suffer to exist any action that would violate the following negative covenants applicable to the Issuer and its restricted subsidiaries:

– a limitation on incurrence of indebtedness and the issuance of preferred stock by any restricted subsidiary of the Issuer covenant;

– a limitation on restricted payments covenant (other than Permitted Restricted Payments (as defined below);

– a limitation on investments covenant (including restrictions on designations of unrestricted subsidiaries);

– a limitation on affiliate transactions covenant;

– a limitation on asset sales (including sale and leaseback transactions and customary provisions for offers to purchase from asset sale proceeds) covenant;

– a merger, consolidations or sale of all or substantially all assets covenant,

in each case (except as described below), that are consistent as applied to the Borrowers (as defined in the Facilities referred to in the Debt Commitment Letters) and their restricted subsidiaries with the corresponding covenants applicable to the Borrowers and their restricted subsidiaries contained in the Credit Facilities contemplated by the Debt Commitment Letters; provided that, notwithstanding the foregoing:

–

The capacity of the Issuer and its restricted subsidiaries to incur indebtedness or issue preferred stock will permit the Borrowers and their restricted subsidiaries to (i) incur the first and second lien term loan facilities to be drawn at the Issue Date as set forth in the Debt Commitment Letters, (ii) draw upon revolving credit facility from time to time as contemplated by the First Lien Euro Commitment Letter up to $250.0 million outstanding at any time, (iii) incur debt or issue preferred stock under the additional baskets set forth in Annex I hereto, subject, in the case of the baskets referred to in items 1, 2, 3, 6, and 10 in Annex I, to pro forma compliance by the Issuer with a Total Net Leverage Ratio (treating, solely for these purposes, the then outstanding Liquidation Preference of the Preferred Equity as debt) of the Issuer of not more than 9.00 to 1.00.

–

Permitted Restricted Payments will be limited to (i) the repurchase, redemption or other acquisition or retirement for value of equity interests of the Issuer or any of its direct or indirect parent entities held by any future, present or former employee, director, officer, manager, consultant or independent contractor of the Issuer in an amount not to exceed $30 million per annum prior to an IPO and $60 million per annum following an IPO (with amounts not used in any fiscal year carried over to subsequent years), (ii) the declaration and payment of dividends by the Issuer to pay or enable any parent entity to pay (a) franchise, excise and similar taxes, and other fees and expenses, required to maintain its corporate existence, (b) customary salary, bonus, severance, indemnity and other benefits payable to employees, directors, officers and managers of any direct or indirect parent entity of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its restricted subsidiaries, (c) sponsor management fees up to an aggregate annual amount of $7.50 million and (d) general corporate operating and overhead costs and expenses, including (if applicable) listing fees and other costs and expenses attributable to being a publicly traded company or fees and expenses related to any unsuccessful equity or debt offering of such parent entity, in case in respect of clauses (a), (b) and (d) (as such baskets or exceptions to be based on the corresponding baskets under the Facilities contemplated by the Debt Commitment Letters) and (iii) payments of dividends on or the Redemption Price of the Preferred Equity ("Permitted Restricted Payments").

–

Each Restricted Holding Company (as defined below), will be prohibited from incurring any indebtedness or issuing any preferred stock or engaging in any operating or business activities or ownership of debt or equity interests other than (i) in the case of the Issuer, ownership of 100% of the equity interests of Holdco 2, (ii), in the case of Holdco 2, 100% of the equity interests of the top parent company guarantor of the Facilities (the "Top Parent Guarantor"), which ownership the Issuer shall maintain (directly or indirectly) at all times, (iii) in the case of the Top Parent Guarantor, 100% of the equity interests of Merger Sub (and the surviving entity of the merger of Merger Sub with and into the Acquired Business), which ownership the Top Parent Guarantor shall maintain (directly or indirectly) at all times, (iv) in the case of the Top Parent Guarantor and its direct and indirect subsidiaries (if any) that, individually or collectively, own 100% of the equity interests of the Borrowers, (a) ownership of such equity interests of the Borrowers (or any intermediate Restricted Holding Companies), which ownership such Top Parent Guarantor (and its Restricted Holding Company subsidiaries) shall maintain at all times and (b) the guarantee of indebtedness of the Borrowers and their restricted subsidiaries (provided, however, that the term "equity interests" as used in clauses (i), (ii) and (iii) above shall not include class B shares owned by BSL described herein so long as such equity interests carry no rights other than a nominal liquidation preference and the power to vote for the appointment and removal of directors of their issuer ("Director Voting Shares")), (v) in relation to each Restricted Holding Company, the Permitted Restricted Payments, obligations incurred in relation to the issuance of the Preferred Equity and ancillary activities in relation thereto, and customary exceptions for obligations incurred in relation to the funding of expenses and administrative expenses of the Issuer including accounting and other administrative matters incurred as a member of a consolidated group and fees, costs and expenses relating to the maintenance of its legal existence, (vi) in relation to each Restricted Holding Company, any matters undertaken in anticipation of or preparation for an IPO and, following the completion of such IPO, any matters reasonably related to compliance with the requirements of the applicable securities exchange and other legal and regulatory requirements and (vii) in the case of BSL, the ownership of the Director Voting Shares (the foregoing covenants being the "Restricted Holding Company Covenants");

–

The Issuer shall not permit (or suffer to exist) any Investor or Non-Debt Fund Affiliate of any Investor to acquire or hold, whether acquired in primary or secondary transactions, more than 25% of any tranche of indebtedness of any subsidiaries of the Issuer: and

– "Consolidated EBITDA" shall be defined in the Preferred Equity Documentation in the manner described in the First Lien Euro Commitment Letter.

A "Restricted Holding Company" shall mean BSL, the Issuer and each subsidiary of the Issuer that is a parent entity of (i) the Borrowers or (ii) any successor entity to the Borrowers that serves as the ultimate holding company on which the restricted payment covenant is imposed under the Facilities referred to in the Debt Commitment Letters (as the same may be amended or refinanced).

"Debt Fund Affiliate" means any affiliate of an Investor (other than a natural person) that is a bona fide debt fund or investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of their respective businesses so long as (i) such debt funds or investment vehicles are subject to effective walls prohibiting the sharing of information and decision making with such Investor and its other affiliates and (ii) the persons making investment decisions for such debt funds or investment vehicles are not primarily engaged in the making, acquiring or holding of equity investments on behalf of such Investor and its other affiliates, including equity investments in the Issuer or any parent entity or any subsidiaries of the Issuer.

"Non-Debt Fund Affiliate" means the Sponsors and their Affiliates (other than (a) any Affiliate thereof that is a Debt Fund Affiliate and (b) the Issuer and any subsidiary of the Issuer).

For the purposes of the Preferred Equity Documentation, each of Holdco 2, Parent and Merger Sub (and the surviving entity of the merger of Merger Sub with and into the Acquired Business) will each be deemed to be "subsidiaries" of the Issuer notwithstanding the ownership of the Director Voting Shares of any such entities by BSL.

Unless the Issuer has received the consent of a Holder Supermajority, the Issuer may not: (i) adopt any amendment to the Articles of Association that would adversely alter the preferences, powers or rights of the Preferred Equity; (ii) waive or amend the Dividend Rate; (iii) waive or amend the timing or method of payment of any Dividends; (iv) waive or amend the Liquidation Preference; (v) waive or amend any voting percentages; or (vi) waive or amend the Pari or Senior Securities Prohibition.

Upon receipt of notice of any meeting at which the holders of the Preferred Equity are entitled to vote, the Issuer will, as soon as practicable thereafter, mail to the record holders of shares of Preferred Equity as of the record date for such meeting a notice, which will contain (i) such information as is contained in such notice of meeting, (ii) a statement that the holders may, subject to any applicable restrictions, exercise their voting rights pertaining to the Preferred Equity.

Any Investor (together with its affiliates) who directly or indirectly becomes a holder of Preferred Equity shall be excluded from voting on any matter requiring the consent of the holders and the Preferred Equity held by such Investor and its affiliates shall not be included in calculating whether the requisite number of holders has approved any matter before the holders. The Investors and their affiliates shall also be precluded from attending any meeting of the holders and participating in any discussion among the holders and shall not receive any report or other document produced expressly by or on behalf of the holders.

The Articles of Association will also include a reporting covenant (the "Reporting Covenant") requiring the delivery of annual and quarterly financial statements delivered to the lenders pursuant to the Facilities to the extent such financial statements and information are required to be (without giving effect to any waiver) delivered to such lenders; provided, that such covenant shall permit reporting obligations to be satisfied by providing financial statements of the Acquired Business and its consolidated subsidiaries accompanied by consolidating information that explains in reasonable detail the material differences, if any, between the information relating to the Acquired Business and its consolidated subsidiaries, on the one hand, and the Issuer and its consolidated subsidiaries on a standalone basis, on the other hand; provided, further, that such reporting covenant shall require the management of the Issuer to hold a quarterly conference call with the holders of the Preferred Equity to discuss the reports and the results of operations for the relevant reporting period.

Notwithstanding the foregoing, to facilitate an IPO and in preparation thereof, the Issuer may merge with or consolidate into either a direct or indirect parent entity of the Issuer or a direct or indirect wholly owned subsidiary of the Issuer, with either the Issuer or the entity into which the Issuer merges as the surviving entity of such merger so long as (i) if the Preferred Equity remains outstanding, it remains outstanding as a security issued by the Successor Issuer, (ii) the Successor Issuer is and will remain compliant with all of the covenants applicable to the Preferred Equity (including, without limitation, the Restricted Holding Company Covenants and the covenant that Successor Issuer owns directly or indirectly 100% of the capital stock of the Top Parent Guarantor (other than Director Voting Shares of the Top Parent Guarantor and any intermediate Restricted Holding Company), and (iii) the issuer of the common shares in the IPO is the Successor Issuer or any direct or indirect parent entity of the Successor Issuer (with, in the case of an IPO of any such parent entity, the proceeds of the IPO being contributed to the Successor Issuer) (such transaction, a "Permitted Merger" and the surviving entity of such Permitted Merger, the "Successor Issuer").

Board Observer Rights:	The A Purchaser, so long as it holds at least 40% of the aggregate Redemption Amount of the Preferred Equity issued to the Purchasers on the Issue Date, will have the right to appoint one non-voting observer to the board of directors of each of (a) BSL, (b) the Issuer and (c) any subsidiary of the Issuer to the extent the board of directors of such subsidiary holds one or more meetings (but in each case of clauses (a) through (c), not any committees thereof other than any executive committee that generally functions in lieu of the full board of directors), it being understood that each observer shall be entitled to receive all materials distributed to all members of each applicable board of directors in their capacity as such. Such observers will not have voting power but will be entitled to all information and notices provided to members of the board, subject to customary exceptions for privilege and conflicts of interest.

Each entity granting board observer rights will hold regular meetings of their respective boards of directors and reasonable prior notice of the date of each such meeting will be provided to the Purchasers.
Additional Information Rights:	In addition to the Reporting Covenant, each Purchaser shall (a) have the reasonable opportunity, upon reasonable request, to consult with management of the Issuer, and (b) receive all notices, information and access and inspection rights otherwise provided to the agents, trustees, lenders and/or holders under the First Lien Facilities and the Second Lien Facility. Each Purchaser may share the foregoing information with their respective investors, lenders, limited partners, affiliates, directors, officers, employees and their respective counsel, consultants and advisors on a confidential basis.
Conversion; Preemptive Rights; Warrants:	None
Rights and Remedies:	Articles of Association to include customary remedies in the event of breach including specific performance and all other remedies available at law, in equity or otherwise.

Private Resales/Right to Resell:	At any time from and after the Issue Date, the Preferred Equity may be transferred by a Purchaser to (i) other Purchasers, (ii) its Related Persons, (iii) any person or entity that is specified in writing on a list of qualified investors to be mutually agreed among the Issuer and each of the Purchasers (the "White List") provided that the White List shall be made available by the Issuer to any holder of the Preferred Equity upon request and (iv) with the Issuer's consent, such consent not to be unreasonably withheld or delayed, other third parties (other than Disqualified Institutions) (it being understood that the Issuer shall be deemed to have consented to any assignment unless it objects to such assignment in writing to the applicable Purchaser within five business days after receipt of a written request for such consent), provided, however that upon the occurrence and during the continuance of any Trigger Event, the Preferred Equity may be transferred by the Purchasers (including to Disqualified Institutions) without the Issuer's prior consent. In each case, the Issuer will cooperate with such Purchaser (and any other applicable Purchaser) in connection with such transfer and the Issuer will recognize and register on its books any such transfer so long as it is transferred: (i) to any person or entity; and (ii) (other than in relation to any transfer to any Related Person) solely in amounts of shares with no less than $15.0 million stated value (in aggregate across all Related Persons of such Purchaser) as of the time of such transfer (unless such transfer would result in the transfer of all shares held by such holder). At the request of a Purchaser in connection with a proposed resale of Preferred Equity to qualified institutional buyers without registration under the Securities Act under Rule 144A, the Issuer will agree to, while the Preferred Equity remains outstanding and constitutes "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Issuer is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act and not exempt from reporting under Rule 12g3-2(b) under the Exchange Act, furnish to holders of the Preferred Equity and prospective purchasers of the Preferred Equity designated by such holders, upon the request of such holders or such prospective purchasers, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. A list of Disqualified Institutions shall be made available by the Issuer to any holder of the Preferred Equity upon request.

"Disqualified Institution" with respect to the Preferred Equity means certain banks, financial institutions and other entities identified by the Issuer in writing prior to the date hereof.

Rescue Finance:	The holders of Preferred Equity shall have the right to provide additional Preferred Equity to remedy a non-payment default or breach of a financial covenant under any third party group debt on terms that are identical to the initial Preferred Equity if the shareholders decide not to remedy such non-payment or financial covenant breach; provided that upon the exercise of any such rights, the holders of the Preferred Equity will have certain additional governance rights to be agreed.
Tax Provisions:	1.	During any taxable year in which the Preferred Equity is outstanding, the Issuer or, as the case may be, the Successor Issuer (i) is and will remain classified as a corporation for U.S. federal income tax purposes; (ii) shall not own any assets other than the stock of Holdco 2, which shall be treated as a disregarded entity of the Issuer or Successor Issuer for U.S. federal income tax purposes, and Holdco 2 shall not own any assets other than the stock of Parent, which shall be treated as a corporation for U.S. federal income tax purposes, provided, however, that clause (ii) shall not apply to the extent the corporate structure of the Issuer changes by reason of a Permitted Merger of the Issuer into a direct or indirect subsidiary of the Issuer; and (iii) shall use its commercially reasonable efforts not to permit or cause Parent to pay, make, or declare a dividend, distribution, or payment to Holdco 2, except to the extent that such dividend, distribution, or payment is used by Holdco 2 to pay, make, or declare a dividend, distribution, or payment to the Issuer or Successor Issuer to make a Permitted Restricted Payment, and (iv) shall use its commercially reasonable efforts not to be or become classified as a "passive foreign investment company" for U.S. federal income tax purposes (provided that, notwithstanding such efforts, if the Issuer or Successor Issuer is so classified, the Issuer or Successor Issuer will notify the Purchasers and use commercially reasonable efforts to provide them with information sufficient to enable them to make a timely "qualified electing fund" election).

	2.	As of the Issue Date, the Issuer does not have any accumulated or current E&P.

	3.	The Issuer and its members acknowledge that the Purchasers intend to take the position that (i) they shall not be required to include in income as a dividend for U.S. federal income tax purposes any income or gain in respect of the Preferred Equity on account of the accrual of dividends thereon, the purchase of the Preferred Equity for less than its liquidation value, or the redemption thereof, unless and until such dividends are declared and paid in cash and (ii) any redemption of the Preferred Equity permitted hereunder shall be treated as a payment in exchange for stock pursuant to Section 302 of the Code. The Issuer and its members agree to take no positions or actions for U.S. federal income tax purposes inconsistent with the treatment provided for in (i) and (ii), unless otherwise required by a change in applicable law after the date hereof which is binding on taxpayers, a change in applicable facts after the date hereof involving the terms of the Preferred Equity or the ownership of the Issuer, or a final determination with respect to a tax audit, contest or similar proceeding. This covenant shall be binding on any Successor Issuer and its members.
Expenses and Indemnity:	Indemnity for breach of representations and warranties and agreements in the Subscription Agreement and, for the avoidance of doubt, there will be customary indemnification and expense reimbursement provisions in favor of the holders of the Preferred Equity substantially consistent with the indemnity provided to the lenders under the Term Facilities.

Subject to no-deal-no-fee (other than legal fees and expenses up to an agreed cap in relation to fees incurred up to the submission of the bid documents), Purchasers to be reimbursed for all reasonable and documented out-of-pocket expenses, reasonable fees and legal documentation expenses related to the Acquisition.
Applicable law:	As to the Subscription Agreement: New York.
As to the Articles of Association: Cayman Islands.
Counsel to Purchasers:	Counsel to the A Purchaser and C purchaser: Fried, Frank, Harris, Shriver & Jacobson LLP
Counsel to the B Purchaser: Paul Hastings LLP

 ANNEX 1

Additional baskets

Indebtedness:	The Borrowers and their restricted subsidiaries will be permitted to incur (subject to additional cushions, where customary and consistent with the Second Lien Facility, and subject to any market flex):
	1.	junior lien, senior unsecured or subordinated indebtedness if at the time of incurrence thereof after giving effect to the incurrence thereof and the application of proceeds thereof, on a pro forma basis the total net leverage ratio for the previous four full fiscal quarters would not exceed 6.35x (provided that (A) indebtedness under this item 1 and item 2 below shall be subject to a shared non-Guarantor cap equal to the greater of (x) $137.5 million and (y) 50.0% of Consolidated EBITDA, (B) the maturity date applicable to any such indebtedness will not be earlier than 90 days after the latest maturity date of the First Lien Facilities, (C) the weighted average life to maturity of any such indebtedness will not be shorter than the applicable First Lien Term Facility and (D) such indebtedness shall be subject to the Intercreditor Agreement (provided, that, any unsecured indebtedness shall not be subject to the Intercreditor Agreement unless the aggregate principal amount of any such unsecured indebtedness exceeds $30.0 million)
	2.	secured indebtedness with liens ranking pari passu with the liens securing the First Lien Facilities if at the time of incurrence thereof after giving effect to the incurrence thereof and the application of proceeds thereof, on a pro forma basis the first lien net leverage ratio is not greater than 4.85x (provided that (A) indebtedness under this item 2 and item 1 above shall be subject to a shared non-Guarantor cap equal to the greater of (x) $137.5 million and (y) 50.0% of Consolidated EBITDA and (B) pari passu loans or notes (other than public high yield instruments, including any Rule 144A/Regulation S offerings) shall be subject to the MFN Provision (as defined in the Debt Commitment Letters))
	3.	Incremental Equivalent Debt (provided that (a) such indebtedness incurred in the form of pari passu loans or notes (other than public high yield instruments, including any Rule 144A/Regulation S offerings) shall be subject to the MFN Provision (as defined in the Debt Commitment Letters) and (b) any such indebtedness with an aggregate principal amount in excess of $30.0 million shall be subject to the Intercreditor Agreement)
	4.	purchase money debt/capital lease obligations in an outstanding principal amount not to exceed the greater of $115.0 million and a 5.0% of consolidated total assets
	5.	unlimited intercompany debt, subject to subordination provisions consistent with the documentation for the Credit Facilities referred to in the Debt Commitment Letters

B-1

6.	acquired or assumed debt in connection with acquisitions in an unlimited amount, if (a) in the case of junior lien, unsecured indebtedness or subordinated indebtedness (x) subject to compliance with a total net leverage ratio of 6.35x or (y) the pro forma total net leverage ratio would not be greater than immediately prior to the incurrence of such indebtedness, or (b) if secured on a pari passu basis with the first lien term facilities, (x) subject to compliance with a first lien net leverage of 4.85x or (y) the pro forma total net leverage ratio would not be greater than immediately prior to the incurrence of such indebtedness
7.	interest rate protection, commodity trading and hedging, currency exchange and other non-speculative hedging and swap arrangements and cash management arrangements to be permitted in a manner consistent with the documentation principles referred to in the Debt Commitment Letters;
8.	non-Guarantor Restricted Subsidiaries, foreign subsidiaries may incur other indebtedness in an amount not to exceed the greater of $115 million or 5% of Total Assets (shared basket with clause 13 below);
9.	Bank Deposit Debt incurred by any member of the Restricted Group and Permitted Refinancings thereof not to exceed $75.0 million;
10.	loans in an aggregate principal amount not to exceed $30.0 million that (i) are not widely syndicated in the United States and (ii) rank pari passu in right of payment and security with the First Lien Facilities, subject to (x) intercreditor arrangements, and (y) other limitations to be set forth in the First Lien Loan Documents
11.	unlimited subordinated shareholder funding; provided such indebtedness may only be incurred by a holding company parent of the Issuer and contributed as common equity to the Issuer;
12.	other indebtedness under a general basket not to exceed the greater of $82.5 million or 30.0% of Consolidated EBITDA (subject to a cap on indebtedness of non-Guarantor restricted subsidiaries in an amount equal to the greater of $41.25 million and 15.0% of Consolidated EBITDA)
13.	debt/guarantees in respect of joint ventures not to exceed $115 million or 5% of Total Assets (shared basket with clause 8 above);
14.	indebtedness in connection with permitted sale/leaseback transactions;
15.	permitted refinancing indebtedness in respect of indebtedness previously permitted to be incurred;
16.	interest rate protection, commodity trading and hedging, currency exchange and other non-speculative hedging and swap arrangements, and cash management arrangements to be permitted for non-speculative purposes in a manner consistent with the Credit Facilities.

B-2

 EXHIBIT C

Project Bach
Summary of Conditions

This Summary of Conditions contains the sole conditions precedent to the Preferred Equity (the "Purchase Conditions") referred to in the Preferred Equity Commitment Letter, of which this Exhibit C is a part (in each case, subject to the Certain Funds Provision). Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Preferred Equity Commitment Letter of which this Exhibit C is a part, or the other Exhibits attached to such Preferred Equity Commitment Letter.

1.
Customary Closing Documents.    The Purchasers shall have received the following (the "Closing Deliverables"): (a) customary closing certificates (limited to (i) a solvency certificate from a director of Prefco substantially in the form attached hereto as Annex I to this Exhibit C; (ii) evidence of authority, (iii) certificates of good standing and incumbency of Prefco and (iv) a customary officer's closing certificate), (b) customary legal opinions with respect to the Preferred Equity and (c) at least 5 days prior to the Issue Date, all documentation and other information required by bank regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act.

2.
Concurrent Transactions.    The terms of the definitive documentation for the Acquisition Agreement will be reasonably satisfactory to the Purchasers (it being agreed that the Acquisition Agreement dated as of April 25, 2017, provided to the Purchasers (via e-mail transmission at 5:09 p.m. (Hong Kong time) on April 25, 2017) is reasonably satisfactory to the Purchasers) and the Acquisition shall have been or, substantially concurrently with the purchase of the Preferred Equity shall be, consummated in accordance with the terms of the Acquisition Agreement with no modification, amendment, waiver or consent that are materially adverse to the interests of the Purchasers, unless consented to by the Purchasers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any reduction in the purchase price that is 10% or less of the total Acquisition consideration shall not be considered material and adverse to the interests of the Purchasers and (b) any reduction in the purchase price that is more than 10% of the total Acquisition consideration shall not be considered material and adverse to the interests of the Purchasers so long as such reduction shall be applied (1) first to reduce the Equity Contribution (so long as the Minimum Equity Requirement continue to be complied with) and thereafter (2) to reduce pro rata the amounts of the First Lien Term Facilities, Second Lien Facility, the Preferred Equity and the Equity Contribution.

3.
Representations and Warranties.    Subject to the Certain Funds Provision, the Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects; provided that, to the extent that any of the Specified Representations are qualified by materiality such Specified Representations shall be true and correct in all respects.

4.
Common Equity Contribution.    The Equity Contribution shall have been or substantially concurrently with the initial funding under the purchase of the Preferred Equity shall be, consummated, in at least the amount and consistent with the description thereof set forth in Exhibit A (as such amount may be modified pursuant to paragraph 2 of this Exhibit C).

5.
Issuance of Facilities.    The issuance of the Facilities shall have been or, substantially concurrently with the purchase of the Preferred Equity shall be, consummated on substantially the same terms as set forth in the Debt Commitment Letters and, with respect to Kendril Investment PTE. Ltd., Kendril Investment PTE. Ltd. or its Related Persons, funding the entirety of the Second Lien Facility.

6.
Financial Statements.    The Purchasers shall have received with respect to the Acquired Business and its subsidiaries, (a) on a consolidated basis, audited combined balance sheets for the fiscal years ended August 31, 2016, 2015 and 2014, and related audited combined statements of cash flows, stockholders'

C-1

  equity and comprehensive income (loss) (the Purchasers acknowledge receipt of the financial statements described in this clause (a)), and (b) on a consolidated basis, unaudited combined balance sheets and related unaudited combined statements of cash flows, stockholders' equity and comprehensive income (loss) for each subsequent fiscal quarter after the most recent balance sheet provided in (a) above that is ended at least 60 days before the Closing Date (the Purchasers acknowledge receipt of the financial statement described in this clause (b) in respect of the period ending November 30, 2016) and (c) a pro forma combined balance sheet (which need not be prepared in compliance with Regulations S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7.
Payment of Fees.    All costs, fees, expenses (including, without limitation, legal fees and expenses and recording taxes and fees) and other compensation contemplated by the Preferred Equity Commitment Letter payable to the Purchasers shall have been paid to the extent due, or arrangements for the payments of any such fees have been implemented, in each case, to the extent invoiced in reasonable detail at least 5 business days prior to the Closing Date (as defined in the Debt Commitment Letters).

8.
No Material Adverse Effect.    No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since the date of the Acquisition Agreement and be continuing.

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 ANNEX 1 TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Preferred Equity Commitment Letter dated as of April 25, 2017, among HPS Investment Partners, LLC for and on behalf of funds and/or accounts managed and/or advised and/or controlled by it or a subsidiary or affiliate thereof, Kendril Investment PTE. Ltd., PSCP III Holdings, LP. and Bach Preference Limited.

The undersigned hereby certifies as follows:

1.
I am the director of Prefco.

2.
I have reviewed the terms of the Preferred Equity Commitment Letter and the definitions and provisions contained in the Preferred Equity Commitment Letter relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.
Based upon my review and examination described in paragraph 2 above, I certify on behalf of Prefco and its subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Preferred Equity Commitment Letter:

(i)
The sum of the "fair value" of the assets of Prefco and its subsidiaries, taken as a whole, exceeds the sum of all debts of Prefco and its subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

(ii)
The "present fair saleable value" of the assets of Prefco and its subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liability on existing debts of Prefco and its subsidiaries, taken as a whole, as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors;

(iii)
The capital of Prefco and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business in which they are or are about to become engaged; and

(iv)
Prefco and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts beyond their ability to pay as they mature.

For purposes of clauses (i) through (iv) above, (a) (i) "debt" means liability on a "claim" and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

The foregoing certifications are made and delivered as of [•].

This certificate is being signed by the undersigned in his capacity as director of Prefco and not in his individual capacity.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

Bach Preference Limited
By:
	Name:	[•]
	Title:	[•]

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Very truly yours,
HPS Investment Partners, LLC for and on behalf of funds and/or accounts managed and/or advised and/or controlled by it or a subsidiary or affiliate thereof
By:	/s/ Oliver Felx
	Name:	Oliver Felx
	Title:	Managing Director

[Project Bach — Preferred Equity Commitment Letter Signature Page]

Very truly yours,
KENDRIL INVESTMENT PTE. LTD.
By:	/s/ [Name of Authorised Signatory]
	Name:	[Name of Authorised Signatory]
	Title:	Authorised Signatory

[Project Bach — Preferred Equity Commitment Letter Signature Page]

Very truly yours,
PSCP III Holdings, LP.
By:	Park Square Capital Partners III General Partner Limited, its general partner
By:	/s/ Serena Tremlett
	Name:	Serena Tremlett
	Title:	Director

[Project Bach — Preferred Equity Commitment Letter Signature Page]

Accepted and agreed to as of
April 25, 2017:

Bach Preference Limited

By:	/s/ Tariq Syed Usman
	Name:	Tariq Syed Usman
	Title:	Director

[Project Bach — Preferred Equity Commitment Letter Signature Page]

QuickLinks

  Exhibit (b)-(3)
  EXECUTION VERSION
Preferred Equity Commitment Letter Project Bach
SCHEDULE 1
Project Bach Commitments of Purchasers
  EXHIBIT A
Project Bach Transaction Description
  EXHIBIT B
Project Bach Summary of Principal Terms and Conditions
ANNEX 1 Additional baskets
  EXHIBIT C
Project Bach Summary of Conditions
  ANNEX 1 TO EXHIBIT C
FORM OF SOLVENCY CERTIFICATE